Exhibit 99.1

Genesis Bioventures Signs Exclusive Agreement to Commercialize Mad Cow Disease Rapid Test in Pacific Rim

Friday June 16, 9:30 am ET

NEW YORK, June 16 /PRNewswire-FirstCall/ - Genesis Bioventures, Inc. (GBI) (OTCBB:GBIW - News) today announced that it has granted an exclusive license to Bio Business Development Company (BBDC) to commercialize the Rapid Prion Detection Assays in eighteen countries of the Pacific Rim. The licensed technology has been developed by Prion Developmental Laboratories (PDL), a portfolio company of GBI.

GBI has the exclusive, worldwide sales, marketing and distribution rights to commercialize the recently patented Rapid Prion Detection Assays, including rapid tests for Bovine Spongiform Encephalopathy (BSE or mad cow disease) in cattle and scrapie in sheep. With the agreement announced today, BBDC, a Canadian business development company, becomes GBI's marketing, sales and distribution partner in the Pacific Rim to launch sales of the Rapid Prion Detection Assays.

"Our commercialization strategy is focused on global partnering, which we believe will get us to market quickly at substantially lower costs. Our initial target markets for PDL's Mad Cow Disease Rapid Assay are in the Pacific Rim. BBDC has extensive contacts in Australia, New Zealand, China, and Japan, (which has stringent procedures that require all animals used for food production to be tested for BSE). We are very pleased to have BBDC as our exclusive partner in this region of the world," said Douglas C. Lane, CEO and President of GBI.

"BBDC intends to capitalize on its trade relationships in Asia to advance commercialization of the Rapid Prion Detection products and product sales in the Pacific Rim. This is a timely event as we are seeing increased fears of bird flu drive Pacific Rim consumers away from poultry and toward increased beef consumption," said Mr. Lane. "Consumers worldwide want to be assured that the food they are purchasing for their families is free from disease, and especially free from lethal transmittable diseases such as Mad Cow Disease."

Our patented Rapid Prion-Detection Assay is designed to test for prion diseases, such as mad cow disease, directly at the point-of-kill rather than in a laboratory. The Assay is an easy-to-use rapid strip test that can be administered by trained individuals at slaughterhouses with visual results produced in less than an hour. PDL recently achieved 100% sensitivity and 100% specificity in a trial on confirmed positive and negative samples at the Veterinary Laboratory Agency in Weybridge, UK.

About Prion Developmental Laboratories

Prion Developmental Laboratories, Inc. (PDL) produces tests for Transmissible Spongiform Encephalopathies (TSEs) such as Bovine Spongiform Encephalopathy (BSE or 'Mad Cow") in cattle, Scrapie in sheep and goats, and Chronic Wasting disease (CWD) in deer. Formed in 2001, PDL has developed a number of rapid tests which are manufactured on-site. PDL received USDA approval for its CWD assay in 2004 and recently submitted applications for its BSE and scrapie assays for USDA approval. Approval of the original CWD Rapid test demonstrated the suitability of this platform for all TSE testing. Genesis Bioventures, Inc. has a significant investment in PDL.

About Bio Business Development Company

Bio Business Development Company (BBDC) is a Canadian corporation specializing in the Pacific Rim. BBDC is an experienced distribution management company and is a leader in biomedical distribution focusing on managing distribution contractual relationships to profitability.

About Genesis Bioventures, Inc.

Genesis Bioventures, Inc. is a biomedical development corporation focusing on the development and marketing of novel diagnostics and therapeutics in oncology and neurodegenerative diseases.

This press release may contain statements that constitute "forward- looking statements" as defined under U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "establish," "project" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from Genesis' historical experience and its present expectations or projections. These risks include, but are not limited to: BBDC's ability to commercialize the Rapid Prion Detection assays in the Pacific

Rim territories; actual relationships developed and held by BBDC in the Pacific Rim territory; actual use of the Rapid Prion Detection assays in slaughterhouses located in the Pacific Rim; a continued working and marketing relationship between GBI and BBDC for the Rapid Prion Detection assays; GBI's ability to transition its corporate restructuring; to generate revenues and net income; ability to obtain personnel and directors familiar with investment, biotechnology, and pharmaceutical industries; GBI's ability to become an industry leader; changes in economic conditions; the competitive environment within the biomedical industry; GBI's ability to capture market share; the effectiveness of GBI's advertising and marketing programs; ability to raise additional capital; ability to achieve earnings goals; regulatory and legal changes; ability to penetrate developing and emerging markets; litigation uncertainties; and other risks discussed in GBI's filings with the SEC, including the Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB, and Current Reports on Form 8-K, which reports are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT:
GBI Investor Relations: (604) 542-0820, gbi@gnsbio.com, www.gnsbio.com
Experigen: (310) 443-4100, info@experigen.com, www.experigen.com
Aurelius Consulting Group, (800) 644-6297, info@aurcg.com,
www.runonideas.com